This pricing supplement, which is not complete, relates to an automatically effective Registration Statement under the Securities Act of 1933, as amended. We may not sell the notes until we deliver a final pricing supplement. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these notes in any jurisdiction where such an offer would not be permitted.

Subject to completion, dated September 22, 2014

Prudential Financial InterNotes®, Due One Year or More from Date of Issue

Filed under Rule 424(b)(3), Registration Statement(s) No. 333-180020, 333-180020-01, 333-180020-02

Preliminary Pricing Supplement No. 2 - Dated Monday, September 22, 2014. To Prospectus Dated March 9, 2012 and Prospectus Supplement dated March 9, 2012

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option*	Product Ranking
74432AYW4	[ ]	100.000%	2.500%	[ ]	Fixed	3.850%	Semi-Annual	10/15/2029	04/15/2015	$20.64	Yes	Senior Unsecured Notes

We will pay you interest on the notes on a Semi-Annual basis on Apr 15th and Oct 15th. The first such payment will be made on Apr 15, 2015. The interest rate per annum and stated maturity date are set out above.

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Barclays, Citigroup, Credit Suisse, Deutsche Bank Securities, Fidelity Capital Markets, J.P. Morgan, Morgan Stanley, Siebert Capital Markets, Ramirez & Co., Inc., RBC Capital Markets, UBS Investment Bank, Wells Fargo Advisors, LLC

74432AYX2	[ ]	100.000%	3.150%	[ ]	Fixed	4.600%	Semi-Annual	10/15/2044	04/15/2015	$24.66	Yes	Senior Unsecured Notes

Subject to our redemption right, we will pay you interest on the notes on a Semi-Annual basis on Apr 15th and Oct 15th. The first such payment will be made on Apr 15, 2015. The interest rate per annum and stated maturity date are set out above.

Redemption Information: Callable at 100.000% on 10/15/2019 and every coupon date thereafter.

This tranche of Prudential Financial, Inc. InterNotes (CUSIP 74432AYX2) will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring on 10/15/2019 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of this tranche of Prudential Financial, Inc. InterNotes plus accrued and unpaid interest thereon, if any, upon at least 30 Calendar Days prior notice to the noteholder and the trustee, as described in the prospectus supplement.

Joint Lead Managers and Lead Agents: BofA Merrill Lynch, Incapital LLC Agents: Barclays, Citigroup, Credit Suisse, Deutsche Bank Securities, Fidelity Capital Markets, J.P. Morgan, Morgan Stanley, Siebert Capital Markets, Ramirez & Co., Inc., RBC Capital Markets, UBS Investment Bank, Wells Fargo Advisors, LLC

Prudential Financial, Inc.

Offering Dates: Monday, September 22, 2014 through Monday, September 29, 2014

Trade Date: Monday, September 29, 2014 @ 12:00 PM ET

Settlement Date: Thursday, October 2, 2014

Minimum Denomination/Increments: $1,000.00/$1,000.00

Initial trades settle flat and clear SDFS: DTC Book-Entry only

DTC Number 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

* The survivor’s option feature of your note is subject to important limitations, restrictions and procedural requirements further described on page S-49 of your prospectus supplement.

The Bank of New York will act as trustee for the Notes. Citibank, N.A., will act as paying agent, registrar and transfer agent for the Notes and will administer any survivor’s options with respect thereto.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.

Prudential Financial, Inc. Prudential Financial Retail Medium Term Notes, including Prudential Financial Internotes® Prospectus Dated March 9, 2012 and Prospectus Supplement Dated March 9, 2012